2018 DIRECTORS ANNUAL COMPENSATION PROGRAM
AXIS Capital Holdings Limited (the “Company”) has established the 2018 Directors Annual Compensation Program (the “Program”) to compensate the directors of the Company for their service to the Board of Directors (the “Board”) and its committees. The terms of the Program are as set forth herein.
1.    Eligibility. Any member of the Board who is not an employee of the Company or any of its subsidiaries shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after January 1, 2018 or, if later, the date on which such person becomes a member of the Board and is otherwise eligible to participate in the Program.
2.    Compensation. Each Participant shall be entitled to a retainer amount determined annually by the Board, in consultation with the Compensation Committee of the Board (the “Committee”) based upon service on January 1 of the service year consisting of: (i) an annual retainer for board service (including additional retainers for service as Lead Independent Director and for service as non-employee Chairman of the Board if applicable); and (ii) an annual retainer for committee service (including additional retainers for service as committee chair if applicable) in each case as set forth on Attachment A hereto.
3.    Election of Common Shares in Lieu of Cash. Participants may elect to receive common shares of the Company in lieu of: (i) all or 50% of the aggregate amount of annual retainers for board service; and (ii) all or 50% of the aggregate amount of annual retainers for committee service otherwise payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective. The number of common shares issued to Participants pursuant to such election will be based on the closing fair market value of the shares of the Company’s common stock on the tenth trading day in January of each year.
4.    Payment. Prior to January 31, Participants shall receive a lump sum payment of the annual retainers for that year (or, in the case of any person who becomes a Participant after January 31 of a fiscal year, as soon as practicable after the date on which such person becomes a Participant, the annual retainers will be pro-rated as provided for in Attachment A). No retainers will be recouped in the event board service or committee service ceases prior to the end of the applicable service year.
5.    Interpretation of Program. The Committee shall have the authority to administer and to interpret the Program. Any such determinations or interpretations made by the Committee shall be binding on all Participants.
6.    Governing Law. The Program shall be governed by the laws of Bermuda.
7.    Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.
8.    Amendment and Termination. This Program may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s existing awards under the Program.

ATTACHMENT A

AXIS CAPITAL HOLDINGS LIMITED
NON-EMPLOYEE DIRECTOR COMPENSATION

(effective as of January 1, 2018)

Compensation

1)
Annual retainer of $200,000 for all non-employee directors serving on the Board as of January 1, 2018. Members of the Board who become Participants after January 1 of any year shall be entitled to a pro-rated amount based on months of service in that year, with eligibility for the full annual retainer commencing as of January 1 of the subsequent year.

2)	Committee members receive the following annual retainer payment:

Committee Member	Annual Retainer
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Compensation Committee	$10,000
Risk Committee	$10,000
Audit Committee	$15,000

3)    Committee Chairs receive the following additional annual retainer payment:

Committee Chair	Annual Retainer
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Compensation Committee	$15,000
Risk Committee	$20,000
Audit Committee	$30,000

4)    The Lead Independent Director receives an additional annual retainer payment of $15,000.

5)    In addition to the compensation described above that is payable to non-employee directors, a non-employee Chairman of the Board shall receive an additional annual retainer of $150,000, pro-rated based on months of service as Chairman of the Board in the applicable year.

Equity Compensation in lieu of Cash

Each non-employee director may elect to receive common shares of the Company in lieu of: (i) all or 50% of their aggregate annual retainers for board service; and (ii) all or 50% of their aggregate annual retainers for committee service, based on the closing fair market value of the Company’s common shares as of the tenth trading day in January of each year, pursuant to the elections made under a Participation Agreement.